EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IntriCon Corporation:

We consent to the incorporation by reference in the registration statement No. 33-33712 on Form S-3, and in the registration statements (No. 333-16377, No. 333-66433, and No. 333-59694) on Form S-8 of IntriCon Corporation (formerly Selas Corporation of America) and subsidiaries of our reports dated March 18, 2005, except as to notes 2, 3, 8 and 18, which are as of March 31, 2005, relating to the consolidated balance sheets of IntriCon Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2004, which reports are included in the December 31, 2004 annual report on Form 10-K of IntriCon Corporation.

/s/   KPMG LLP

Minneapolis, Minnesota
March 31, 2005